Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2011
Earnings and Quarterly Dividend Payment

Morrisville, VT October 19, 2011 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the third quarter 2011 of $1.4 million, or $0.32 per share, compared to $1.5 million, or $0.32 per share, for 2010. Results for the third quarter of 2011 reflect a $0.01 earnings per share decrease due to direct acquisition expenses incurred during the quarter related to the May 27, 2011 purchase of branches in Grafton, Littleton and North Woodstock, New Hampshire. There was an increase in the net interest income for the quarter of $405 thousand, or 8.6%, an increase in noninterest income of $455 thousand, or 29.2%, a decrease in the loan loss provision of $50 thousand, or 25.0% and a decrease in income tax expense of $64 thousand, or 14/1%. These positive factors were offset by the direct acquisition expenses of $63 thousand and a $939 thousand, or 22.7% increase in other operating expenses.

Year to date earnings for 2011 were $3.5 million, or $0.78 per share, compared to $4.2 million, or $0.94 per share, for 2010. Year to date direct costs associated with the acquisition of three New Hampshire branches were $421 thousand, or $.06 per share.

Union Bank branches were unharmed by Hurricane Irene and there were few customers who suffered major damage. The impact of a reduction in tourism traffic to Vermont as a result of the storm has not been quantified; but the majority of our service area was minimally damaged and our customers continue to be optimistic.

Balance Sheet accounts increased substantially as the acquisition of the three New Hampshire branches added $67 million to deposits, $32 million to loans and another $5 million to various other asset categories. Total loans grew $63 million to $429 million, or 17.1%, as of September 30, 2011 from $366 million as of September 30, 2010 due to the acquisition and internal growth in spite of the Company selling $50 million of residential mortgage loans to the secondary market during the first nine months of 2011 to manage long term interest rate risk. Total deposits reached $472 million compared to the prior year of $377 million. The Company had total capital of $42.6 million with a book value per share of $9.56 as of September 30, 2011.

A quarterly cash dividend of $.25 per share was declared on October 19, 2011 to shareholders of record October 29, 2011, payable November 10, 2011.

Union Bankshares, Inc., headquarted in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. At September 30, 2011, the Company had $546 million in consolidated assets compared to $450 million at September 30, 2010. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,”

“expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.